Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-195029, 333-201541) of Everyday Health, Inc. of our report dated March 5, 2015, with respect to the consolidated financial statements of Everyday Health, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York

March 5, 2015